EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements of AutoNation, Inc.:

•	Forms S-3 (Registration Nos. 33-61649, 33-62489, 33-63735, 333-04269, 333-18009, 333-23415, 333-29217, 333-35749 and 333-44611);

•	Forms S-3/A (Registration Nos. 33-65289, 333-01757, 333-08479 and 333-20667);

•	Forms S-4 (Registration Nos. 333-17867, 333-17869, 333-17915 and 333-41505);

•	Form S-4/ A (Registration No. 333-71098); and

•	Forms S-8 (Registration Nos. 33-93742, 333-07623, 333-19453, 333-20669, 333-29265, 333-42891, 333-56967, 333-90819 and 333-81888)

of our report dated February 4, 2003, relating to the consolidated financial statements of AutoNation, Inc. and subsidiaries for the year ended December 31, 2002, appearing in this Annual Report on Form 10-K of AutoNation, Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Fort Lauderdale, Florida

February 23, 2005